FOR IMMEDIATE RELEASE

   July 1, 2005

               Contact:   Rosemarie Faccone

         Susan Jordan

         732-577-9997

UNITED MOBILE HOMES, INC. DECLARES DIVIDEND

FREEHOLD, NJ, July 1, 2005…...........Samuel A. Landy, President of United Mobile Homes, Inc. (AMEX:UMH) announced that, on July 1, 2005, the Board of Directors declared its regular quarterly dividend of $0.2450 per share.  The $0.2450 per share quarterly dividend is payable September 15, 2005 to shareholders of record August 15, 2005.  The Company’s annual dividend rate is $0.98 per share.

United Mobile Homes, Inc., a publicly-owned real estate investment trust, owns and operates twenty-seven manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

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